An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated: ________, 2020

CYBER APPS WORLD, INC.

9436 W. Lake Mead Blvd., Ste. 5-53

Las Vegas NV 89134-8340

Telephone: 702-425-4289

Email: info@cyberappsworld.com

Website: cyberappsworld.com

Maximum offering of 75,000,000 shares of common stock

MINIMUM INDIVIDUAL INVESTMENT: None

	Price Per Share to Public	Underwriting Discount and Commissions	Proceeds to the Issuer	Proceeds to Other Persons
Common Stock	*	None	$1,500,000**	None

* The Company is offering, on a best-efforts, self-underwritten basis, a number of shares of our common stock at a fixed priced per share between $0.02 to $2.00 with no minimum amount to be sold up to a maximum of 75,000,000 shares but not to exceed $1,500,000 in gross proceeds. Upon qualification by the Securities & Exchange Commission (the “Commission”) and the Company’s filing of a final offering circular with the Commission, all of the shares registered in this offering will be freely tradeable without restriction or further registration under Rule 251 unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. No selling security-holders are selling any Company shares pursuant to this offering.

** If the Company achieved the maximum offering price of sales for each share authorized in this offering at a maximum price of $2.00 per share the Company would issue a maximum of 750,000 shares.

The end date of the offering will be exactly one year from the date the Offering Circular is qualified by the United States Securities and Exchange Commission (the “Commission”) unless the Company earlier terminates the offering based on its own discretion, which may occur at any time.

Funds that investors advance to the Company for the purchase of shares of common stock in this offering will not be subject to escrow requirements. The Company will immediately deposit proceeds from the sale of shares into its bank account and may immediately dispose of the proceeds in accordance with the Use of Proceeds.

Prior to this offering, there has been a thinly traded public market for our common shares in the OTC Markets Pink Sheets tier. Our ticker symbol is CYAP and the closing price of our common stock on August 5, 2020 was $0.19.

The Company expects that the amount of expenses of the offering that it will pay will be approximately $1,000.

We are offering our shares without the use of an exclusive placement agent.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. SEE “RISK FACTORS” ON PAGE 3.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Preliminary Offering Circular is August 7, 2020

Please read this offering circular carefully. It describes our business, our financial condition, and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this offering circular. We have not authorized any other person to provide you with different information. This offering circular is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this offering circular is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

SUMMARY INFORMATION

This summary provides an overview of selected information contained elsewhere in this offering circular. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this offering circular and review our financial statements contained herein.

Business Overview

We were incorporated on July 15, 2002 under the laws of the State of Nevada under the name Titan Web Solutions, Inc. with a view to offering a full range of business consulting services in the retail specialty coffee industry in China. On April 9, 2015 we merged with our wholly-owned subsidiary Cyber Apps World, Inc. and concurrently changed our name to Cyber Apps World, Inc. Our business focused on the development of mobile applications focusing on allowing users around the world to save money on products and services from member merchants and suppliers instantly with mobile coupons, using their desktops and/or mobile devices, including smartphones. We were not successful in developing revenue from our operations.

We completed the acquisition of a website originally located at www.savinstultra.com and now located at www.smartsavenow.com (the “Website”), including, without limitation, the website domain, content, data, and all incorporated technology on April 19, 2019. We acquired a 100% undivided interest in and to the Website in consideration of us issuing 11,500,000 shares of our common stock to the vendor at closing.

The Website consists of a search engine that users access in order to compare the prices of different consumer products, which is known as a price comparison website. The initial version of the website was published and is undergoing further development. It features consumer items in various product categories, such as electronics, computers, cellular phones, office equipment, clothing, books, toys, and jewelry. As well, the Website includes a search function that allows users to input key words and receive a list of available consumer items that include those words. The Website was developed in the Ukraine and India. To date, we have not generated any revenue from the operation of the Website.

Going Concern

As of July 31, 2020, our most recently completed fiscal year, we had an accumulated loss of ($8,862,921). Further losses are anticipated in the development of our business. As a result, there is substantial doubt about our ability to continue as a going concern. In fact, our auditor has issued a going concern opinion in connection with its audit of our financial statements for our most recent fiscal year. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months.

Since our incorporation, we have financed our operations almost exclusively through our sale of equity and through advances from our shareholders. Management’s plans are to finance operations through the sale of equity or other investments for the foreseeable future, as we may not receive significant revenue from our and proposed business operations. There is no guarantee that we will be successful in arranging financing on acceptable terms.

Summary of the Offering

Securities Offered:	up to 75,000,000 shares of common stock on a best-efforts basis.
Securities Offered by the Company:	up to 75,000,000 shares of common stock on a best-efforts basis.
Securities Offered by Selling Securityholders:	None
Manner of Sale:	our directors and officers will sell the shares of common stock in this offering
Offering price per Share:	We intend to price this offering after qualification by the Commission. The price will be between $0.02 and $2.00 per share.
Number of shares of common stock outstanding before the offering:	170,912,128 shares of common stock as of the date of this Offering Circular.
Number of shares outstanding after the offering of common shares if all the shares being offered are sold:	245,912,128 shares of common stock.
Minimum number of shares to be sold in this offering:	There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. All funds raised by the Company from this offering will be immediately available for the Company’s use.
Market for the common stock:	there is only a limited public market for the common shares and a broad public market may never develop. The common stock is quoted on the OTC Market’s Pink Sheets under the symbol “CYAP.” The Company has applied to have its shares quoted for trading on the OTCQB, but there is no guarantee that the application will be accepted. Even if the Company’s shares are quoted on the OTCQB, there will still likely be a limited market for its shares.
Use of proceeds:	the Company intends to use the proceeds of this offering to pay offering expenses, to cover expenses relating to our reporting obligations as a reporting issuer, to pay debt, to complete the development of our website, to fund operations following the launch of our updated website, and to fund the development or acquisition of additional business segments that are compatible with our current business. See “Use of Proceeds” section for details.
Termination of the offering:	the offering will conclude upon the earlier of the sale of all the shares or one year after the date of this offering circular.

You should rely only upon the information contained in this offering circular. The Company has not authorized anyone to provide you with information, including projections of performance, different from that which is contained in this offering circular. The Company is offering to sell shares of common stock and seeking offers only in jurisdictions where offers and sales are permitted. The information contained herein is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or of any sale of the common stock.

RISK FACTORS

The following risk factors must be considered before deciding to invest in our common stock. Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this current report before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

THERE IS SUBSTANTIAL UNCERTAINLY AS TO WHETHER WE WILL CONTINUE AS A GOING CONCERN IF WE DISCONTINUE OPERATIONS, YOU WILL LOSE YOUR INVESTMENT.

We have incurred losses since our inception resulting in an accumulated deficit of ($8,862,871) at July 31, 2020. Further losses are anticipated in the development of our business. As a result, there is substantial doubt about our ability to continue as a going concern. In fact, our auditors have issued a going concern opinion in connection with their audit of our financial statements for our most recent fiscal year ended July 31, 2020. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months. While we have signed an asset purchase agreement related to a certain website and incorporated technology, there is still no assurance that our intended operations will be profitable.

Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and to obtain the necessary financing to expand our business operations; to market our current services; and to develop new products and services.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	Our ability to raise necessary financing in order to develop and expand our operations;
●	Our ability to successfully develop and market our website;
●	Our success in expanding operations by hiring experienced employees and independent contractors in the technology and marketing sector; and

Based on current plans, we expect to incur operating losses in future periods as we will be incurring expenses related to anticipated expansion. We cannot guarantee that we will be successful in generating substantial revenues in the future. Failure to generate revenues will cause us to go out of business.

IF WE DO NOT OBTAIN ADDITIONAL FINANCING OUR BUSINESS WILL FAIL.

In order to successfully develop and market our website, we will need to obtain additional financing. As of July 31, 2020 we only had cash on hand of $115 and liabilities of $443,509. In order to expand and develop our operations as we envision, we anticipate that our administrative and business expenses over the next twelve months will be approximately $90,000.

We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including our ability to generate revenue, investor acceptance of our business plan and general economic and market conditions. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. We do not have any arrangement in place for the sale of shares of our common stock.

BECAUSE WE HAVE A SUBSTANTIAL AMOUNT OF DEBT THAT IS CONVERTIBLE INTO SHARES OF OUR COMMON STOCK AT A SIGNIFICANT DISCOUNT TO THE MARKET PRICE OF OUR SHARES, THERE IS A RISK THAT WE MAY BE FORCED TO ISSUE A LARGE NUMBER OF SHARES TO THE DEBTHOLDERS, WHICH WOULD GREATLY REDUCE THE VALUE OF YOUR INVESTMENT.

In April and May 2020, we borrowed a total of $170,500 from arm’s length third-party investors pursuant to a series of convertible promissory notes. We have the right to pay off this convertible debt in October 2020 (with respect to two notes) and November 2020 (with respect to one note) provided that we pay additional prepayment fees of $32,900 and accrued interest ranging from 10% to 12% per annum on each note. While the total payment required to extinguish this debt will vary depending on the dates of repayment, the likely cost of doing so will be $250,000. If we are unable to repay this convertible debt, then the debtholders have the right to convert the part or all of the amounts owing to them into shares of our common stock with a deemed conversion price equal to 60% or 61% of the lowest trading price of our common stock in the preceding 20 days. If this occurs, the debtholders will likely be able to obtain a large number of our shares of common stock at a very low price, which could greatly reduce the market price of our shares and the value of your investment in our stock through this Offering.

BECAUSE WE HAVE NOT COMMENCED EARNING REVENUE, WE FACE A HIGH RISK OF BUSINESS FAILURE.

We are considered to be a development stage company. While we have purchased and further developed a website for the sale of retail goods, we cannot make the website publicly available until further modifications are complete. Accordingly, we have not yet generated any revenue from our operations.

Potential investors should be aware of the difficulties normally encountered by new high technology companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays often encountered by development phase companies.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

BECAUSE OUR WEBSITE TECHNOLOGY IS NOT PATENT PROTECTED, A COMPETITOR COULD COPY OUR TECHNOLOGY, WHICH COULD CAUSE OUR BUSINESS TO FAIL.

Due to the costs involved and the potential inability to qualify, we have not applied for patent protection of our website technology. Accordingly, our business is subject to the risk that competitors could copy our technology and release a competing website with similar features. If this occurs, our ability to successfully develop our business could be jeopardized, which could cause our business to fail.

THE PRICE COMPARISON WEBSITE SECTOR IS EXTREMELY FRAGMENTED AND COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH EXISTING COMPETITORS OR NEW ENTRANTS IN THIS MARKET.

The price comparison website sector is extremely fragmented and competitive. The sector includes large entities such as Google Shopping, NexTag, PriceGrabber, Shopping.com, Shopzilla, Become, Bing Shopping, and Pronto, as well as many smaller companies that focus on niche consumer markets.

Most of our competitors have greater financial resources and multiple sources of revenue and may be able to withstand economic fluctuations better than we can. We also expect to continue to face competition from new market entrants. If we are not able to develop a significant website user base, we will not be able to compete effectively with these existing or new competitors, which could have a material adverse effect on our financial condition and results of operations.

BECAUSE ALL OF OUR ASSETS AND DIRECTORS AND OFFICERS ARE LOCATED IN INDIA AND THE UKRAINE RESPECTIVELY, U.S. RESIDENTS’ ENFORCEMENT OF LEGAL PROCESS MAY BE DIFFICULT.

All of our assets are currently located in India. In addition, our directors and officers resides in the Ukraine and India. Accordingly, service of process upon us, or upon individuals related to us, may be difficult or impossible to obtain within the United States. As well, any judgment obtained in the United States against us may not be collectible within the United States.

THE CURRENT COVID-19 PANDEMIC HAS AND MAY CONTINUE TO ADVERSELY IMPACT OUR BUSINESS OPERATIONS, WHICH COULD CAUSE OUR BUSINESS TO FAIL.

Since early 2020, the outbreak of the coronavirus known as COVID-19, which the World Health Organization characterized as a pandemic on March 11, 2020, has caused significant disruptions in international and U.S. economies and markets. The potential impact of COVID-19 poses a substantial risk to our business due to a deterioration of general economic conditions and our access to labor. We operate in India, which has been highly impacted by the spread of COVID-19 with more cases than all other countries except for the United States and Brazil. Due to stay-at-home orders that occurred in India in the spring, we experienced delays in the development of our website because Indian residents were subject to a lockdown that prevented our programmers to work from home with no notice of the transition to remote working. If the outbreak worsens in India, we may experience further website development delays. Additionally, the success of our website in generating revenue depends on consumer spending, particularly in relation to consumer discretionary items. Thus, if the pandemic continues, it may have a material adverse effect on our results of future operations, financial position, liquidity, and capital resources.

BECAUSE WE OPERATE IN INDIA, OUR BUSINESS IS SUBJECT TO CURRENCY FLUCTUATIONS AND RISKS WHICH COULD IMPACT OUR REVENUE AND RESULTS OF OPERATIONS. ALSO, SINCE WE HOLD OUR CASH RESERVES IN US DOLLARS, WE MAY EXPERIENCE WEAKENED PURCHASING POWER IN INDIAN RUPEES AND MAY NOT BE ABLE TO AFFORD THE COSTS OF OUR BUSINESS PLAN.

Although we hold our cash reserves in U.S. dollars, we have retained independent contractors in India to further develop our website. Because most of our operations and expenses will be denominated in the Indian rupee currency, due to foreign exchange rate fluctuations, the expenses we incur in our operations will likewise fluctuate. If there is a significant decline in the U.S. dollar versus Indian rupees, our purchasing power in U.S. dollars would significantly decline. We have not obtained derivative instruments to offset the impact of foreign exchange fluctuations.

WE WILL LIKELY ISSUE ADDITIONAL SHARES OF COMMON STOCK THAT WILL RESULT IN DILUTION TO EXISTING SHAREHOLDERS AND ADVERSELY IMPACT THE VALUE OF OUR SHARES.

We must raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. We are authorized to issue up to 250,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 42,600,468 shares of common stock and no shares or preferred stock are currently issued and outstanding. Our director has the authority to cause us to issue additional shares of common stock and preferred stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. We may issue shares in connection with financing arrangements or otherwise. Any such issuances will result in immediate dilution to our existing shareholders’ interests, which will negatively affect the value of their shares.

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

IF A LIQUID MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

While our shares are quoted for trading on the OTC Markets’ Pink Sheets and we have applied to have our shares quoted for trading on the OTCQB, there is currently no liquid market for our common stock. We can provide no assurance that a liquid market will develop. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

A PURCHASER IS PURCHASING PENNY STOCK WHICH LIMITS HIS OR HER ABILITY TO SELL OUR STOCK

Our shares of common stock constitute penny stock under the Exchange Act. The shares will remain penny stock for the foreseeable future. “Penny stock” rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, that is, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse. For transactions covered by these rules, the broker-dealer must make special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.

Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our shares of common stock. The market price of our shares would likely suffer as a result.

THE JOBS ACT WILL ALLOW US TO POSTPONE THE DATE BY WHICH WE MUST COMPLY WITH CERTAIN LAWS AND REGULATIONS INTENDED TO PROTECT INVESTORS, WHICH WILL LIMIT INFORMATION ABOUT OUR OPERATIONS THAT MAY BE VALUABLE TO YOU IN EVALUATING YOUR INVESTMENT IN OUR COMPANY.

The Jumpstart Our Business Startups Act, or JOBS Act will allow us to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC. The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. We meet the definition of an “emerging growth company” and so long as we qualify as an “emerging growth company,” we intend to take advantage of the reduced filing requirements in order to reduce costs.

Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its Common Stock may be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this Offering Circular includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects, and opportunities and are based upon information currently available to the Company and its management and management’s interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events. Such forward-looking statements include statements regarding, among other things:

●	general volatility of the capital and credit markets and the market price of our common stock;

●	exposure to litigation or other claims;

●	loss of key personnel;

●	the risk that we may experience future net losses;

●	risks associated with breaches of our data security;

●	failure to obtain necessary outside financing on favorable terms, or at all;

●	risks associated with future sales of our common stock by existing shareholders or the perception that they intend to sell substantially all of the shares of our common stock that they hold;

●	risks associated with the market for our common stock; or

●	any of the other risks included in this offering circular, including those set forth under the headings “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business.”

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “will,” “shall,” “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects, and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue the Company’s operations. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Offering Circular generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Registration Statement will in fact occur.

Prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about the Company include financial projections and future estimates and expectations about the Company’s business. The projections, estimates, and expectations are presented in this Offering Circular only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on the officers of the Company’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, the fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

Prospective investors should not make an investment decision based solely on the Company’s projections, estimates or expectations.

DILUTION

Purchasers of our common stock in this Offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this Offering. At July 31, 2020, our most recently completed fiscal year, we had tangible assets of $1,100 and liabilities of ($443,509) for net tangible assets of ($442,409). Based on 170,912,128 shares of common stock currently issued and outstanding, our net tangible asset value per share is ($0.0026).

It is not possible to calculate the precise net dilution because investors will experience because we cannot determine the exact size of the Offering. However, below we have provided an estimate based on an offering price of $2.00 per share and $0.02 per share respectively as of July 31, 2020 as an example of what could be expected or what we would be considered maximum dilution. We also provide dilution estimates based on the percentage of the total offering of $1,500,000 that we are able to complete.

If the Maximum Price of $2.00 is Achieved	25%	50%	75%	100%
Proceeds of Offering	$375,000	$750,000	$1,125,000	$1,500,000
Shares Issued for Offering	187,500	375,000	562,500	750,000
Net Tangible Assets After Offering	$(67,409)	$307,591	$682,591	$1,057,591
Net Tangible Assets After Offering per Share	$(0.0004)	$0.0018	$0.0040	$0.0062
Increase in NBV/Share	$0.0022	$0.0044	$0.066	$0.088
Dilution to new shareholders	$2.0004	$1.9982	$1.9960	$1.9938
Percentage Dilution to New	100%	99.91%	99.80%	99.69%

If the Minimum Price of $0.02 is Achieved	25%	50%	75%	100%
Proceeds of Offering	$375,000	$750,000	$1,125,000	$1,500,000
Shares Issued for Offering	18,750,000	37,500,000	56,250,000	75,000,000
Net Tangible Assets After Offering	$(67,409)	$307,591	$682,591	$1,057,591
Net Tangible Assets After Offering per Share	$(0.0004)	$0.0015	$0.0030	$0.0043
Increase in NBV/Share	$0.0030	$0.0041	$0.0056	$0.0069
Dilution to new shareholders	$0.0204	$0.0185	$0.0170	$0.0157
Percentage Dilution to New	102%	92.50%	85.00%	78.50%

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

We are offering up to 75,000,000 shares of our common stock on a best efforts basis. We intend to price this offering after qualification by the Commission. The price will be between $0.02 and $2.00 per share. The maximum possible gross proceeds of the offering will be $1,500,000 if we sold the entire offering at $0.02 per share. No securities are being offered for the account of existing security holders.

There is no minimum investment for any investor purchasing shares from the Company. There is also no minimum aggregate offering amount or provision to escrow or return investor funds if any minimum number of shares is not sold, and we may sell significantly fewer shares of common stock than are offered. In fact, there can be no assurance that the Company will sell any or all of the offered shares. All money we receive from the offering will be immediately available to us for the uses set forth in the “Use of Proceeds” section of this offering circular. There will be no refunds.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market. Our common stock is quoted on the OTC Markets Pink Sheets. There is currently only a limited market for our securities and there is no guarantee that a more substantial or active trading market will develop in the future. There is also no guarantee that our securities will ever trade on any listed exchange. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this circular being qualified by the Commission, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate one year from the initial qualification date of this circular, unless the Company terminates the offering earlier..

Our directors and officers and directors will sell the shares offered on a best efforts basis. They will not receive any discounts or commissions. Our directors and officers will deliver this circular to those persons who they believe might have interest in purchasing all or a part of this offering. The Company may generally solicit investors.

Our directors and officers will not register as broker-dealers under Section 15 of the Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

●	the person is not at the time of their participation an associated person of a broker-dealer; and

●	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

All subscription agreements and funds that the Company receives are irrevocable. A subscription agreement that a subscriber executes is not binding on the Company until our President and CEO accepts and executes the subscription agreement. Any subscription not accepted within 30 days will be automatically deemed rejected. Once accepted, the Company will deliver a stock certificate to a purchaser. We have filed the form of subscription agreement as an exhibit to this Offering Circular.

Should any fundamental change occur regarding the status of this offering or other matters concerning the Company, we will file an amendment to this circular disclosing such matters.

USE OF PROCEEDS

We intend to use the proceeds from this offering to pay the expenses associated with this offering, to cover expenses relating to our reporting obligations as a reporting issuer, to pay debt, to complete the development of our website, to fund operations following the launch of our updated website, and to fund the development or acquisition of additional business segments that are compatible with our current business. At this stage, we do not have any potential business development or acquisition in mind.

The following use of proceeds is based on management estimates. The intended use of proceeds is based on four levels of offering raise success: 25% of the maximum offering proceeds raised ($375,000), 50% of the maximum offering proceeds raised ($750,000), 75% of the maximum offering proceeds raised ($1,125,000) and the maximum offering proceeds raised of $1,500,000.

The table below represents our estimates of how we will allocate the monies raised from this offering, depending on the amount of funds we are able to successfully raise. The amounts below could change based on market conditions or other factors, such as demand for our products. The Company intends to use the proceeds from this offering as follows:

	If 25%	If 50%	If 75%	If 100%
	Is Raised	Is Raised	Is Raised	Is Raised
Gross Proceeds	$375,000	$750,000	$1,125,000	$1,500,000
Offering Expenses	$1,000	$1,000	$1,000	$1,000
Compliance with Reporting Obligations	$20,000	$20,000	$20,000	$20,000
Debt Repayment	$250,000	$350,000	$350,000	$350,000
Website and Business Development	$6,000	$20,000	$20,000	$20,000
Marketing Expenses	$98,000	$200,000	$200,000	$200,000
Administrative Costs	$—	$50,000	$50,000	$50,000
Future Business Development and Acquisitions	$—	$109,000	$484,000	$500,000
Working Capital	$—	$—	$—	$359,000
TOTAL	$375,000	$750,000	$1,125,000	$1,500,000

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

Administrative expenses may include payments to our two directors and officers for their services. We estimate that any payments to our directors and officers will be approximately $1,000 per month each.

The details of the debt that we intend to repay are as follows:

1.	On April 15, 2020, the company entered into a securities purchase agreement (“SPA”) with Fidelis Capital, LLC. ("Fidelis") whereby it issued a convertible promissory note in the principal amount of $45,000 (the “Note”) to Fidelis. The company has received proceeds of $40,000 in cash from Fidelis. Interest accrues on the outstanding principal amount of the Note at the rate of 12% per year, which is compounded monthly. The Note is due and payable on April 15, 2021. The Note is convertible into common stock at any time 180 days after the issue date at 60% multiplied by the lowest trading price during the previous twenty trading day prior to the conversion date. Fidelis does not have the right to convert the Note to the extent that it would beneficially own in excess of 4.99% of our outstanding common stock. The company shall have the right, exercisable on not less than three trading days’ prior written notice to Fidelis, to prepay the outstanding balance on this Note for 115% of all unpaid principal and interest if paid within 180 days of the issue date. In connection with the Note, the company provided Fidelis with an original issuance discount of $5,000 for its expenses and legal fees.

2.	On April 15, 2020, the company entered into a securities purchase agreement (“SPA”) with East Capital Investment Corp. ("East Capital") whereby it issued a convertible promissory note in the principal amount of up to $57,500 (the “Note”) to East Capital. The company has received proceeds of $50,000 in cash from East Capital. Interest accrues on the outstanding principal amount of the Note at the rate of 12% per year, which is compounded monthly. The Note is due and payable on April 15, 2021. The Note is convertible into common stock at any time 180 days after the issue date at 60% multiplied by the lowest trading price during the previous twenty trading day prior to the conversion date. East Capital does not have the right to convert the Note to the extent that it would beneficially own in excess of 4.99% of our outstanding common stock. The company shall have the right, exercisable on not less than three trading days’ prior written notice to East Capital, to prepay the outstanding balance on this Note for 110% of all unpaid principal and interest if paid within 180 days of the issue date. In connection with the Note, the company provided East Capital with an original issuance discount of $7,500 for its expenses and legal fees.

3.	On May 6, 2020, the company entered into a securities purchase agreement (“SPA”) with Geneva Roth Remark Holdings, Inc. ("Geneva Roth") whereby it issued a convertible promissory note in the principal amount of up to $68,000 (the “Note”) to Geneva Roth. The company has received proceeds of $65,000 in cash from Geneva Roth. Interest accrues on the outstanding principal amount of the Note at the rate of 10% per year. The Note is due and payable on May 1, 2021. The Note is convertible into common stock at any time 180 days after the issue date at 61% multiplied by the lowest trading price during the previous twenty trading day prior to the conversion date. Geneva Roth does not have the right to convert the Note to the extent that it would beneficially own in excess of 4.99% of our outstanding common stock. The company shall have the right, exercisable on not less than three trading days’ prior written notice to Geneva Roth, to prepay the outstanding balance on this Note for 130% of all unpaid principal and interest if paid within 180 days of the issue date. In connection with the Note, the company provided East Capital with an original issuance discount of $3,000 for its expenses and legal fees.

4.	On August 27, 2018, the company executed a promissory note in connection with a third-party loan of $100,000 that is payable within 30 days of the lender’s demand. The note bears interest at an annual rate of 10% per annum, which accrues in arrears quarterly. To date, the company has repaid $7,000 of the interest related to the note.

With respect to the $155,000 in loans that the company has received in exchange for issuing convertible promissory notes in the past 12 months, it utilized those proceeds as follows:

1.	debt repayment to retire outstanding convertible notes ($128,852) and interest payments on a non-convertible note ($7,000);
2.	regulatory fees of $2,500;
3.	legal fees of $1,000; and
4.	general and administrative expenses of $15,648.

DESCRIPTION OF BUSINESS

Prior Operations

We were incorporated on July 15, 2002 under the laws of the State of Nevada under the name Titan Web Solutions, Inc. with a view to offering a full range of business consulting services in the retail specialty coffee industry in China.

On April 9, 2015 we merged with our wholly-owned subsidiary Cyber Apps World Inc. and concurrently changed our name to Cyber Apps World Inc. Our business focused on the development of mobile applications focusing on allowing users around the world to save money on products and services from member merchants and suppliers instantly with mobile coupons, using their desktops and/or mobile devices, including smartphones. We have not been successful in developing revenue from our operations.

SmartSaveNow Website

We completed the acquisition of a website originally located at www.savinstultra.com and now to be located at www.smartsavenow.com (the “Website”), including, without limitation, the website domain, content, data, and all incorporated technology on April 19, 2019. We acquired a 100% undivided interest in and to the Website in consideration of us issuing 11,500,000 shares of our common stock to the vendor at closing.

The Website consists of a search engine that users access in order to compare the prices of different consumer products, which is known as a price comparison website. The initial version of the website is published and is undergoing further development. It currently features consumer items in various product categories, such as electronics, computers, cellular phones, office equipment, clothing, books, toys, and jewelry. As well, the Website includes a search function that allows users to input key words and receive a list of available consumer items that include those words. The Website was developed in the Ukraine and India.

A price comparison website is a search engine, which consumers use to compare the prices of different products. These websites are also known as comparison shopping websites, price analysis tools, comparison shopping agents, and shopbots. Users can compare products using relevant criteria, including price, product ratings, brand names, features, and consumer quality ratings. Such websites allow consumers to review products and determine the retailer that sell desired items at the lowest price. Price comparison websites offer benefits to consumers, when they navigate potentially complex purchases, and they reduce the search time by comparing similar products in one place. There are also advantages for the product or service providers because they bring together shoppers and firms more easily and, in some cases, more inexpensively than other acquisition channels. This can reduce entry barriers that providers might otherwise face. As well, it can stimulate stronger competition and innovation between firms and encourage new entrants, resulting in further benefits for consumers. Most price comparison websites use a method called “scraping,” which basically scours vendor websites for content. Often these basic price comparison websites earn their revenue by a service called a “clickthrough” or “referral fee,” which means each time a consumer clicks on specific vendors, the price comparison site makes a small commission. In the past few years this service has been supplemented by other services and more advanced services that automatically checks companies’ websites for prices.

The price comparison website market is expected to increase at a significant growth rate during the upcoming years. The global price comparison website market is supported by various growth drivers, such as increased internet penetration and an increase in smartphone users. Price comparison websites have become increasingly popular around the world over the last ten years. In the United Kingdom and the United States, market research groups have estimated that annually $1.5 billion transactions pass through this well-established industry, according to Wize Commerce. Because of the ease of use and straight-forward manner of these numerous websites, western consumers use price comparison websites for different price-checking exercises, including shopping, vacations, and home utilities.

We intend to further develop the Website to specifically market to American consumers by providing real-time pricing for items that major U.S. retailers, including Wal-Mart, Best Buy, EBay, and Target, publish on their company websites. The Website will show products available at the lowest price among all sellers and incorporate this automatically into its digital marketing advertising. In order to access the content of the Website, consumers must register and establish an account with us and provide us with contact information, including a name, email address, and telephone number. Account holders who consent to the receipt of electronic correspondence from us will receive periodic emails from us that highlight sales items for specific consumer products that reflect their Website search interests.

During initial development, the vendor of the Website is able to offer products from 86 existing sellers and has agreements with an additional 420 sellers. As with other price comparison websites, we will not charge users anything to use the Website. We intend to generate revenue by securing commission payments from retailers and other sellers. These payments will vary from seller to seller, but will either consist of a fee for each time one of our users accesses a retail website through our website, a fee for each time one of our users buys an item from a retailer or register with their website, or a flat fee for inclusion on our website. Each fee arrangement with a retailer will be negotiated separately.

Since our acquisition of the Website and related technology, we have retained software developers in India that have continued development of the Website for commercial deployment. Given the relative low cost of using Indian software developers, we anticipate being able to expand the development of our website at a reasonable cost compared to competitors that employ software developers in developed countries while still maintaining Website quality. The recorded value of the Website and related technology on your balance sheet at July 31, 2020 is $1,377,699, consisting of the fair value of the assets based on an independent business valuation at the time of acquisition, as well as additional capital that we have expended on the Website since the acquisition. We expect that the Website will be formally launched during the late summer of 2020.

Our financial statements for the period ended July 31, 2020 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. We have not generated any revenue as of July 31, 2020. Management recognizes that our continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and revenue to cover expenses as we continue to incur losses.

Since our incorporation, we have financed our operations almost exclusively through our sale of equity and through advances from our shareholders. Management’s plans are to finance operations through the sale of equity or other investments for the foreseeable future, as we may not receive significant revenue from our and proposed business operations. There is no guarantee that we will be successful in arranging financing on acceptable terms.

Our ability to raise additional capital is affected by trends and uncertainties beyond its control. We do not currently have any arrangements for financing and we may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor sentiment. Market factors may make the timing, amount, terms or conditions of additional financing unavailable to us. These uncertainties raise substantial doubt about our ability to continue as a going concern.

Competition

The global e-commerce market, including price comparison website marketing, is highly competitive because of the presence of many large established players. Some of the largest competitors are Google Shopping, NexTag, PriceGrabber, Shopping.com, Shopzilla, Become, Bing Shopping, and Pronto. As well, there are numerous small competitors that will compete with us.

Price comparison websites and mobile applications are segmented into different types from consumer products comparison sites to some specialist sites that focus on specific products.

Patents and Trademarks

Due to the costs involved and the potential inability to qualify, we have not filed for patent protection of our products and our trademarks. We have not sought legal advice regarding whether or not patent protection of our technology is possible. Accordingly, our business is subject to the risk that competitors could either copy our technology or release competing products.

Subject to financing, we will seek legal advice regarding the potential to patent our website features and will consider filing for trademark protection of our SmartSaveNow name, logo, and related website content.

Government Regulation

We are subject to laws that require protection of user privacy and user data. In our processing of account registrations, we will receive and store a large volume of personally identifiable data. This data is increasingly subject to laws and regulations in numerous jurisdictions around the world, including the United States through its Privacy Act and the Commission of the European Union through its General Data Protection Regulation. Such government action is typically intended to protect the privacy of personal data that is collected, processed, and transmitted in or from the governing jurisdiction.

In addition, our long-term business strategy may include geographic expansion into additional jurisdictions, many of which regions and countries have different legislation, regulatory environments, and tax laws. Compliance with legal, regulatory, and tax requirements around the world places demands on our time and resources, and we may nonetheless experience unforeseen and potentially adverse legal, regulatory, or tax consequences, which may have an adverse effect on our business.

Research and Development

We have not incurred any expenditures on research and development activities. Real-Time Save Online conducted all research and development involved in the website and technology that we have acquired.

Employees

As of the date of this report, we have no employees. We have retained independent consultants and contractors in India who are presently completing the necessary additional development of the Website.

Subsidiaries

We purchased all of the assets comprising the Website from Real-Time Save Online Inc., a Wyoming corporation. We may transfer these assets into a wholly-owned subsidiary in the future, but we do not currently have any subsidiaries.

DESCRIPTION OF PROPERTY

We do not own any real property interest. Our mailing address is 9436 W. Lake Mead Blvd., Ste. 5-53, Las Vegas NV 89134, for which we pay $15.00 per month, on a month-to-month basis.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were incorporated on July 15, 2002 under the laws of the State of Nevada.

Results of Operations in Fiscal 2020 and 2019

We have not earned any revenue from our operations in fiscal 2019 and 2020. During the fiscal year ended July 31, 2020, we incurred net losses of $233,024 (2019: $49,557) consisting entirely of general and administrative fees. The increase in general and administrative fees in fiscal 2020 is a result of increased business activity relating to the development of our SmartSaveNow website.

We have not attained profitable operations and are dependent upon obtaining financing to complete our proposed business plan. For these reasons our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

LIQUIDITY AND CAPITAL RESOURCES

As of July 31, 2020, our current assets consisted of $1,099 in cash and deposits and our total liabilities were $443,509, which consisted of convertible notes payable of $190,300, loans payable of $126,735, and accounts payable and accrued expenses of $126,474. We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other methods, the sale of equity or debt securities.

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities. For the fiscal year ended July 31, 2020, net cash flows used in operating activities were ($200,785) consisting of our net loss for the period, adjusted for accounts payable of $26384 and change in deposits of $5,856 that did not impact our cash flow.

Cash Flows from Financing Activities

We have financed our operations primarily from either third-party or the issuance of equity and debt instruments. For the fiscal year ended July 31, 2020, net cash from financing activities was $217,035, which consisted entirely of notes payable and loans payable. In fiscal 2019, we sold a total of 10,000,000 shares of our common stock during the year for proceeds of $30,000.

Cash Flows from Investment Activities

For the fiscal year ended July 31, 2020, we expended $16,225 of our cash for software development. In the comparative period in fiscal 2019, we expended $10,375 in development costs.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons, there is substantial doubt that we will be able to continue as a going concern

Since our incorporation, we have financed our operations through advances from our shareholders, and by payments made by a third party. We expect to finance operations through the sale of equity or other investments for the foreseeable future, as we do not receive significant revenue from our business operations. There is no guarantee that we will be successful in arranging financing on acceptable terms.

Our ability to raise additional capital is affected by trends and uncertainties beyond our control. We do not currently have any arrangements for financing and we may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor sentiment. Market factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Our auditors are of the opinion that our continuation as a going concern is in doubt. Our continuation as a going concern is dependent upon continued financial support from our shareholders and other related parties.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.

Off-Balance Sheet Arrangements

As of the date of this annual report, we do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. We base its estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment are accounted for by accelerated methods over the following estimated useful lives:

Evaluation of Long-Lived Assets

We review property and equipment for potential impairment whenever significant events or changes in circumstances indicate the carrying value may not be recoverable in accordance with the guidance in ASC 360-15-35 “Impairment or Disposal of Long-Lived Assets”. An impairment exists when the carrying amount of the long-lived assets is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between the fair market value of the long-lived asset and the related net book value.

Income Taxes

Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors and serve until the officer resigns, is removed from office, or a successor is appointed. The Board of Directors has no nominating, auditing, or compensation committees. The Company does not currently have any significant employees.

The name, position, age, term of office, and number of hours worked per week for each our officer and director is:

Name	Position	Age	Term of Office	Approximate Hours Worked per Week
Mohammed Irfan Rafimiya Kazi	President, CEO, CFO, and Director	42	March 10, 2020 to present	40
Kateryna Malenko	Secretary and Director	29	November 2, 2018 to present	40

There was no arrangement or understanding between our directors and officers and any other persons pursuant to which the person was or is to be selected to his or her office or position.

Mohammed Irfan Rafimiya Kazi has acted as our President, CEO, CFO, and as a director since March 10, 2020. From January 2012 to February 2020, Mr. Kazi acted as a website developer and technical manager for various companies, including Nuclear Power Corporation of India, E-Digix Technologies Pvt. Ltd., and Virtual Height IT Services Pvt. Ltd., all of which are based in India. He earned a Bachelor of Computer Application degree from Farah Institute of Computer Science in Hyderabad in 2003.

Kateryna Malenko has acted as our secretary and as a director since November 2, 2018. She has been self-employed as an independent sales and business development consultant since 2011. In June 2011, Ms. Malenko graduated from Kharkiv Business Academy with a Bachelor’s Degree in Business Administration. After graduation, she took an additional course in programming and website development at Kiev State Polytechnical University in 2015 and 2016. In 2011, Ms. Malenko was working as a junior business consultant at MMS Group LTD, Kiev, Ukraine and then a project manager for the same company.

Neither of our directors or officers have been:

(1) subject to a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing; or

(2) convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us during the most recently completed fiscal year ended July 31, 2020. We do not have a compensation committee and compensation for our directors and officers is determined by our board of directors.

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Mohammed Ifran Rafimiya Kazi	President, CEO, CFO, and director	0	0	0
Kateryna Malenko	Secretary and director	0	0	0

If we complete at least 50% of our offering, which will result in us receiving gross proceeds of at least $750,000, we intend to pay the following compensation to our officers and directors in the year following the completion of the offering:

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Mohammed Ifran Rafimiya Kazi	President, CEO, CFO, and director	$10,800	None	$10,800
Kateryna Malenko	Secretary and director	$12,000	None	$12,000

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following tables set forth the ownership, as of the date of this Circular, of our shares of stock by each person known by us to be the beneficial owner of more than 10% of our outstanding voting stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Mohammed Ifran Rafimiya Kazi	0	0%
9436 W. Lake Mead Blvd., Ste. 5-53	shares of common stock
Las Vegas, NV 89134-8340

Kateryna Malenko, Secretary and Director	82,240,000	48.12%
18124 Wedge Pkwy Suite 1050	shares of common stock
Reno, NV 89511

Mehboob Charania	46,000,000	26.91%
30 North Gould Street, Suite R	shares of common stock
Sheridan, WY, 82801

All directors and officers as a group that consists of two persons	82,240,000 shares of common stock	48.12%

The shares that Kateryna Malenko beneficially owns are held in Kat Consulting Corp., a private company that she controls.

The shares that Mehboob Charania beneficially owns are held in Real-Time Save Online Inc., a private company that he controls.

The percent of common stock that each shareholder owns is based on 170,912,128 shares of common stock issued and outstanding as of the date of this Offering Circular.

None of the above shareholders have any right to acquire additional shares of common stock in the capital of the Company. There are no arrangements that may result in our change in control of the Company.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On April 19, 2019, we completed the acquisition of a website originally located at www.savinstultra.com and now to be located at www.smartsavenow.com (the “Website”), including, without limitation, the website domain, content, data, and all incorporated technology, from Real-Time Save Online Inc., a private Wyoming company owned by Mehboob Charania. We issued 11,500,000 sharse of our common stock to the vendor at closing. As a result of the transaction, the vendor became a greater than 10% holder of our common stock.

Otherwise, during the Company’s most two most recently completed fiscal years ended July 31, 2020 and 2019, and the period since our more recently completed fiscal year, we have not entered into any transactions with directors, executive officers, nominees for election as a director, any 10% shareholders of our common stock, or any immediate family members of the such persons in which they had a direct or indirect material interest in the transaction.

SECURITIES BEING OFFERED

The securities that the Company is offering pursuant to this Offering Circular are shares of common stock, par value $0.00075 per share. Our Articles of Incorporation, as amended, entitle us to issue up to 250,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. As of the date of this Offering Circular, the Company has 170,912,128 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The Company has authorized preferred stock for flexibility in financing and acquisition structuring, but does not have any current plans to issue any preferred stock.

Common Stock

All of the shares of our common stock offered hereby will be duly authorized, validly issued, fully paid and non-assessable and all of the shares of our common stock have equal rights as to earnings, assets, dividends, and voting. Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our Articles of Incorporation. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our Articles of Incorporation restrictions on the transfer and ownership of our stock.

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Under Nevada law, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast the votes on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s Articles of Incorporation. Our Articles of Incorporation provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this offering circular as having prepared or certified any part of this offering circular or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Fuller Law Practice has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Jack Shama, CPA, MA, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the formation transactions and this offering, we will have outstanding up to 245,912,128 shares of our common stock. Of these shares, the maximum number of shares that we may sell pursuant to this offering (i.e., 75,000,000) will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. Of our 170,912,128 currently issued and outstanding shares, 25,986,540 of those shares are freely tradeable and the remaining 144,925,588 shares are “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144, as described below. Of our 144,925,588 restricted shares, 128,240,000 are held by our affiliates.

Rule 144

The 128,240,000 shares of our common stock that were issued to our affiliates are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale. Such shares can only be sold after six months provided that the issuer of the securities is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

When Rule 144 is available, our affiliate stockholder shall be entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

PART F/S

JACK SHAMA, CPA, MA

1498 East 32nd Street

Brooklyn, NY 11234

347-481-0537

To the shareholders and the board of directors of Cyber Apps World Inc.

Report of Independent Registered Public Accounting Firm.

Opinion on the financial statements.

I have audited the accompanying balance sheet of Cyber Apps World Inc. and the related statements of income, stockholders equity and cash flow for the year ending July 31, 2020. In my opinion based on my audit the financial statements present fairly in all material respects the financial position of the company as of July 31, 2020 and the results of its operations and its cash flows for the year then ended in conformity with principles generally accepted in the United States of America.

These financial statements are the responsibility of the company’s management. My responsibility is to express an opinion on the financial statements based on my audit. I am a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

I conducted my audit in accordance with the standards of the PCAOB. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. My audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. I believe my audit provides a reasonable basis for my opinion.

/s/ Jack Shama

Jack Shama, CPA

August 5, 2020

I have served as the company’s auditor since March 2019.

Cyber Apps World, Inc.

Balance Sheets

(unaudited)

`	July 31, 2020	July 31, 2019

Assets
Current assets:
Cash & Cash Equivalents	115	90
Deposits	985	6,841
Total current assets	1,100	6,931
Property & Equipment, net
Goodwill	964,581	964,581
Software	412,019	395,794
Total assets	1,377,700	1,367,306

Liabilities and Stockholders' Deficiency

Current liabilities:

Accounts payable and accrued expenses	126,474	100,090
Convertible Note Payable	190,300
Loan Payable	126,735	100,000
Due to Related Parties	-	-
Total Current Liabilities	443,509	200,090
Commitments and contingencies	-	-
Stockholders' deficiency:
Preferred stock, $.001 par value, 10,000,000 shares authorized, 0 issued and outstanding	-	-
Common stock, $.00075 par value, 250,000,000 shares authorized as of April 30, 2020; 170,912,128 issued and outstanding at April 30, 2020 and 24,319,935 at July 31st, 2019, respectively.	24,320	24,320
Additional paid-in capital	9,772,742	9,772,742
Accumulated deficit	(8,862,871)	(8,629,847)
Stockholders' deficiency	934,191	1,167,215
Total liabilities and stockholders' equity	1,377,700	1,367,306

The accompanying notes are an integral part of these condensed financial statements

Cyber Apps World, Inc.

Statements of Operations

(unaudited)

	For the year ended July 31,
	2020	2019
Net Sales	-	-

Operating expenses:
General and administrative	233,024	14,129
Research & Development	-	-

Total operating expenses	233,024	14,129

Income / (Loss) from operations	(233,024)	(14,129)

Other (expenses)/ income	-	-

Net Income / (Loss) before provision for income taxes	$(233,024)	$(14,129)

Provision for (benefit from) income taxes	-	-
Net Income / (Loss)	$(233,024)	$(14,129)

Net Income per common share- basic and diluted	-	-
Weighted average number of common shares outstanding- basic and diluted	26,819,935	20,896,984

The accompanying notes are an integral part of these consolidated financial statements

Cyber Apps World, Inc.

Statement of Changes in Stockholders’ Deficiency

For the Years Ended July 31, 2020 and 2019

	Number of Common Shares	Common Shares $0.001	Additional Paid in Capital	Accumulated (Deficit)	Total Stockholders’ (Deficit)
Opening Balance as of 1st August 2018	24,319,949	24,320	8,347,542	(8,580,289)	(208,428)
Additional Paid in Capital			1,425,200		1,425,200
Net Loss		—		(14,129)	(14,129)
Closing Balance as of 31st July 2019	24,319,949	24,320	9,772,742	(8,594,418)	1,202,643

Opening Balance as of 1st August 2019	24,319,949	24,320	9,772,742	(8,594,418)	1,202,643
Net Loss		-	-	(233,024)	(233,024)
Closing Balance as of 31st July 2020	24,319,949	24,320	9,772,742	(8,827,442)	969,619

See accompanying notes to audited financial statements

Cyber Apps World, Inc.

Statements of Cash Flows

(unaudited)

	For the Years Ended July 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income / (loss)	(233,024)	(14,129)
Adjustments to reconcile net loss to net cash utilized in operating activies
Change in Deposit	5,856	17,175
Change in accounts payable and accrued expenses	26,384	(22,581)
Change in other receivable	-	-
Net cash used in operating activities	(200,785)	(19,535)

CASH FLOWS FROM INVESTING ACTIVITIES:
Goodwill	-	-
Software	(16,225)	(10,375)
Net cash used in investing activities	(16,225)	(10,375)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan Payable	26,735	30,000
Note Payable	190,300	-
Due to Front line	-	-
Additional Paid in Capital	-	-
Net cash provided by financing activities	217,035	30,000

CHANGE IN CASH AND CASH EQUIVALENTS:
Net increase in cash and cash equivalents	25	90
Cash and cash equivalents at beginning of year	90	-
Cash and cash equivalents at end of Period	115	$90

NON-CASH SUPPLEMENTARY DISCLOSURES:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these condensed financial statements

CYBER APPS WORLD INC.

NOTES TO FINANCIAL STATEMENTS

July 31, 2020 and 2019

Note 1. Financial Statement Presentation

Cyber Apps World Inc. (the “Company”) following the merger with the Company’s wholly-owned subsidiary on December 24, 2012 (formed for the sole purpose of merging with its parent), continued working on the further development of the lithium batteries technology licensed from Terra Inventions Corp. (formerly Li-ion Motors Corp.) (“Terra”), the Company’s former parent. Consultants for the Company were also working on the solar concentrating electric power generating system working independently.

The summary of significant accounting policies is presented to assist in the understanding of the financial statements. The financial statements and notes are the representations of management. These accounting policies conform to accounting policies generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

History and Nature of Business

On April 2, 2011, the Company’s Board of Directors (the “Board”) authorized the merger with our wholly-owned subsidiary, Sky Power Solutions Corp., and in the merger the name of our Company was changed to Sky Power Solutions Corp.

On April 15, 2008, Terra sold its controlling interest of the Company’s outstanding common stock to Blue Diamond Investments, Inc. (“Blue Diamond”) With the sale of our VoIP telecommunications business, named Zingo Telecom, Inc., on May 15, 2008, the Company intends to concentrate efforts on further development of the lithium batteries technology licensed from Terra, the Company’s former parent.

Effective April 15, 2008, the Company entered into a License Agreement (“License Agreement”) with Terra Inventions providing for Terra’s license to the Company of Terra’s patent applications and technologies for rechargeable lithium-ion batteries for hybrid vehicles and other applications (“Licensed Products”).

Under the License Agreement, Terra had the right to purchase its requirements of lithium ion batteries from the Company, and its requirements of lithium ion batteries would have been supplied in preference to, and on a priority basis as compared with, supply and delivery arrangements in effect for other customers. Terra’s cost for lithium ion batteries purchased from the Company would be the actual manufacturing costs for such batteries for our fiscal quarter in which Terra’s purchase takes place.

On May 25, 2010, the agreement was amended to grant the Company the exclusive license rights for the United States and Terra may grant other companies rights elsewhere around the world.

Under the terms of the License Agreement, the Company agreed to invest a minimum of $1,500,000 in each of the first two years under the License Agreement in development of the technology for the Licensed Products. To date, we have not met the minimum requirements in the development of the technology, and therefore, are not compliant with our obligations under this covenant of the License Agreement. Terra advised the Company that it will not give notice of default against the Company for its failure to comply with this covenant over the term of the License Agreement.

Effective April 16, 2008, the Company agreed to lease approximately 5,000 square feet of space in Terra’s’ North Carolina facility. The leased space was suitable, and utilized by the Company, for developmental and manufacturing operations for licensed products pursuant to the license agreement. The lease was terminated May 2012. Also, effective April 16, 2008, the Company purchased certain equipment and supplies related to the license agreement from Terra for the purchase price of $29,005.

Acquisition of Asset

The Company completed the acquisition of a website located at www.savinstultra.com with Real-Time Save Online Inc, a company incorporated in Wyoming, including without limitation all right, title and interest in and to the domain, content, data and all incorporated data on April 8, 2019. The Company acquired 100% undivided interest in and to the Website in consideration of issuing 11,500,000 shares of our common stock to Real-Time Save Online at closing.

The SavingsUltra Website

The Website consists of a search engine that users may access in order to compare the prices of different consumer products, which is known as a price comparison website. The initial version of the website is published and is undergoing further development. It currently features consumer items in various product categories, such as electronics, computers, cellular phones, office equipment, clothing, books, toys, and jewelry. As well, the Website includes a search function that allows users to input key words and receive a list of available consumer items that include those words. The Website was developed in Ukraine and India.

Under a new domain SmartSaveNow.com (previously RtSave.com), we intend to further develop the Website to specifically market to American consumers by providing real-time pricing for items that major U.S. retailers, including Wal-Mart, Best Buy, EBay, and Target, publish on their company websites. The Website will show products available at the lowest price among all sellers and incorporate this automatically into its digital marketing advertising. In order to access the content of the Website, consumers must register and establish an account with us and provide us with contact information, including a name, email address, and telephone number. Account holders who consent to the receipt of electronic correspondence from us will receive periodic emails from us that highlight sales items for specific consumer products that reflect their Website search interests.

During initial development, the vendor of the Website is able to offer products from 86 existing sellers and has agreements with an additional 420 sellers. As with other price comparison websites users will not be charged anything to use the Website. We intend to generate revenue by securing commission payments from retailers and other sellers. These payments will vary from seller to seller, but will either consist of a fee for each time one of our users accesses a retail website through our website, a fee for each time one of our users buys an item from a retailer or register with their website, or a flat fee for inclusion on our website. Each fee arrangement with a retailer will be negotiated separately.

Basis of Presentation

Going Concern

The Company’s financial statements for the years ended July 31, 2019 and 2020, have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company did not have any revenue in and as of July 31, 2020. Management recognized that the Company’s continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and revenue to cover expenses as the Company continues to incur losses.

Since its incorporation, the Company financed its operations almost exclusively through advances from its controlling shareholders. Management’s plans are to finance operations through the sale of equity or other investments for the foreseeable future, as the Company does not receive significant revenue from its new business operations. There is no guarantee that the Company will be successful in arranging financing on acceptable terms.

The Company’s ability to raise additional capital is affected by trends and uncertainties beyond its control. The Company does not currently have any arrangements for financing and it may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor sentiment. Market factors may make the timing, amount, terms or conditions of additional financing unavailable to it. These uncertainties raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. The Company bases its estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of the Company’s financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment are accounted for by accelerated methods over the following estimated useful lives:

Classification	Estimated Useful Lives
Furniture and Fixtures	10 years
Software	3-5 years
Computers	5 years

Evaluation of Long-Lived Assets

The Company reviews property and equipment for potential impairment whenever significant events or changes in circumstances indicate the carrying value may not be recoverable in accordance with the guidance in ASC 360-15-35 “Impairment or Disposal of Long-Lived Assets”. An impairment exists when the carrying amount of the long-lived assets is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between the fair market value of the long-lived asset and the related net book value. The Company is looking for space to work and store equipment for both battery development and solar dish.

The Company is currently working on SmartSaveNow.com website and anticipates a launch date in summer of 2020.

Net Loss Per Common Share

Basic loss per common share is computed based on the weighted average number of shares outstanding during the year. Diluted earnings per common share is computed by dividing net earnings (loss) by the weighted average number of common shares and potential common shares during the specified periods. The Company has no outstanding options, warrants or other convertible instruments that could affect the calculated number of shares.

Income Taxes

Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Effects of Recent Accounting Pronouncements

The Company has elected early adoption of Accounting Standard Update (ASU) 2014-10, Topic 915, Development Stage Entities, Elimination of Certain Financial Reporting Requirements. ASU 2014-10 removes all incremental financial reporting requirements for development stage entities, including, but not limited to, inception-to-date financial information included on the statements of operations, statements of stockholders’ equity (deficit) and statements of cash flows. As a result of the Company’s early adoption, all references to the Company as a development stage entity have been removed. The adoption of this pronouncement has no impact on the Company’s financial position, results of operations or liquidity.

Note 3. Property and Equipment

Property and equipment consists of:

	July 31,
	2020	2019

Equipment	$131,455	$131,455

Less: Accumulated depreciation	(131,455)	(131,455)

Property and equipment, net	$0	$0

Depreciation expense for the years ended July 31, 2020 and 2019, was $0 and $0, respectively.

Note 4. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at July 31, 2020 and 2019 consisted of:

	July 31,
	2020	2019

Accounts payable	$65,291	$43,896
Wages, paid leave and payroll related taxes	61,183	56,194

Total	$126,474	$100,090

Note 5. Convertible Notes Payable and Notes Payable

As of July 31, 2020 and 2019, the Company has a balance of convertible notes is $190,300, including interest and accumulated prepayment expense, and $0 which is convertible into common stock at deemed prices ranging from 60% to 61% of the lowest market price of the Company’s stock within the prior 20 trading days prior to conversion. The convertible notes are due and payable on dates ranging from April 15, 2021 to May 1, 2021 and bear interest at rates ranging from 10% per annum to 12% per annum compounded monthly.

On August 27, 2018 the company signed a Promissory Note for 100,000 with simple interest of 10% per annum accrued in arrears quarterly.

Note 6. Common Stock

Effective January 18, 2013, the Company filed with Secretary of State of Nevada a Certificate of Change that affected a 1:50 reverse split in the Company’s outstanding common stock and a reduction of our authorized common stock in the same 1:50 ratio, from 500,000,000 shares to 10,000,000 shares. We have retroactively restated all share amounts to show effects of the Common Stock split.

On January 22, 2015, the Company converted $556,267 of its debt to various lenders into convertible debt and 17,550,000 shares of Common Stock were issued as a result of the debt conversion, causing a beneficial conversion in the amount of $370,845.

On April 18, 2016, the Company agreed to convert $62,400 of debt into 4,800,000 shares of common stock, which will reduce the debt and notes owed. The Company recorded a loss on settlement of debt of $33,600. The shares were issued on May 31, 2016.

On February 1, 2019, the Company filed with the Secretary of State of Nevada a Certificate of Change that affected a 1:45 reverse split, effective February 19, 2019, in the Company’s outstanding common stock and a concurrent increase in the authorized common stock to 50,000,000 shares with par value $0.01.

On October 23, 2019, the Company’s filed with the Secretary of State of Nevada a Certificate of Change that affected a 4:1 forward split, effective February 10, 2020, in the Company’s outstanding common stock and a concurrent increase in the authorized common stock to 250,000,000 shares with par value $0.00075.

Note 7. Net Loss Per Common Share

Loss per share is computed based on the weighted average number of shares outstanding during the year. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares and potential common shares during the specified periods. The Company has no outstanding options, warrants or other convertible instruments that could affect the calculated number of shares.

The following table sets forth the reconciliation of the basic and diluted net loss per common share computations for the years ended July 31, 2018 and 2019.

	Year Ended			Year Ended
	July 31, 2020			July 31, 2019
	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Net Income (Loss)	$(233,024)	26,819,935	(0.008)	(14,129)	20,869,984	(0.0006)

Basic EPS	(233,024)	26,819,935	(0.008)	(14,129)	20,869,984	(0.0006)

Effect of dilutive securities	—			—

Diluted EPS	$(233,024)	26,819,935	(0.008)	$(14,129)	20,869,984	(0.0006)

Note 8. Income Taxes

At July 31, 2020, the Company has deferred tax assets as a result of the net operating losses incurred from inception. The resulting deferred tax assets are reduced by a valuation allowance as discussed in Note 1, equal to the deferred tax asset as it is unlikely, based on current circumstances, that the Company will ever realize a tax benefit. Deferred tax assets and the corresponding valuation allowances amounted to approximately $1.9 million at July 31, 2020 and July 31, 2019 respectively. The statutory tax rate is 21% and the effective tax rate is zero.

Under current tax laws, the cumulative operating losses incurred amounting to approximately $8.8 million and $8.6 million at July 31, 2020 and July 31, 2019 respectively, will begin to expire in 2024.

Section 382 of the U.S. Internal Revenue Code imposes an annual limitation on loss carry-forwards to offset taxable income when an ownership change occurs. The Company meets the definition of an ownership change and some of the net operating loss carryforwards will be limited.

EXHIBITS

Exhibit #
3.1	Articles of Incorporation of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2, filed with the Commission on May 7, 2003.)
3.1a	Certificate of Change, effective October 23, 2019, providing for a 4-for-1 stock split and increase in authorized common stock.
3.2	By-Laws of the Company. (Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Commission on May 7, 2003.)
4.	Form of subscription agreement for the Offering.
6.1	Asset Purchase Agreement dated April 8, 2019 between the issuer and Real-Time Save Online Inc.
6.2	Convertible promissory note dated April 15, 2020 executed by the issuer and addressed to Fidelis Capital, LLC.
6.3	Convertible promissory note dated April 15, 2020 executed by the issuer and addressed to East Capital Investment Corp.
6.4	Convertible promissory noted dated May 1, 2020 executed by the issuer and addressed to Geneva Roth Remark Holdings, Inc.
12	Legal Opinion of Fuller Law Practice

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ahmedabad, State of Gujarat, India on August 7, 2020

CYBER APPS WORLD, INC.

By:	/s/ Mohammed Irfan Rafimiya Kazi
Mohammed Irfan Rafimiya Kazi
Principal Executive Officer
Principal Financial Officer
Principal Accounting Officer

By:	/s/ Kateryna Malenko
Kateryna Malenko
Secretary Director